Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Reports Third Quarter 2019 Results

Q3 2019 Revenue of $147.8 million; Aggregate Backlog of $561.6 million at Quarter End

Announcing Revised Revenue and Adjusted EBITDA Guidance for Fiscal Year 2019

Conference Call Scheduled for 9 a.m. ET on November 15, 2019

PITTSBURGH, PA. – November 14, 2019 – Limbach Holdings, Inc. (NASDAQ: LMB) (“Limbach” or the “Company”) today announced financial results for the quarter ended September 30, 2019. Total Q3 2019 revenue was $147.8 million, up 9.4% from the prior year period. Total Q3 2019 gross margin increased to 12% versus 7.9% in the prior year period, inclusive of net project write-downs during the quarter.

Other key items in the quarter included (unless noted, all financial comparisons are to the prior-year quarter):

•	Service segment continues to lead growth as the Company focuses on owner direct relationships and recurring revenue from maintenance agreements.
•	Macroeconomic conditions remain favorable both geographically and in Limbach’s target verticals.
•	The Company continues to shift resources to its Service segment in order to capitalize on higher-growth opportunities anticipated for that business.
•	Aggregate backlog at September 30, 2019 was $561.6 million, consisting of $516.8 million for the Construction segment and $44.8 million for the Service segment. Management currently expects approximately 24.3% of aggregate backlog to be recognized as revenue by the end of fiscal 2019.
•	The Company is updating fiscal 2019 guidance for both revenue and adjusted EBITDA. Limbach expects revenue to be in the range of $550 million to $570 million (versus a previously announced target of $560 million) and adjusted EBITDA to be in the range of $14 million to $18 million (versus a previously announced target of $22.5 million).
•	The Company is also announcing the waiver by its senior lenders of certain covenant non-compliance as of August 31, 2019 under its credit facilities, and the amendment of certain other financial covenants.
•	The Company is announcing that Michael McCann will assume the role of the Company’s sole Chief Operating Officer, effective immediately.

Limbach Holdings, Inc. November 14, 2019	Page 2

Management Commentary

Charlie Bacon, CEO of Limbach, commented, “Our top-line results for the third quarter demonstrated continued momentum across the Company, as both our segments posted solid revenue and profit growth compared to last year’s third quarter. Profitability in the Construction segment was adversely impacted by project write-downs on certain projects, offset in part by other project write-ups elsewhere in our Construction operations. We are pursuing both change orders and claims, where appropriate, and expect a resolution on many of these matters in the first half of 2020. We realize that there is much additional work that needs to be done in order to address the challenges we are facing within our Construction segment. The Company is committed to prioritizing and focusing on addressing those challenges, including redeploying operating resources and strengthening risk management processes throughout the organization.”

Mr. Bacon continued, “As we have communicated to the investment community, it is a priority to rapidly grow the Service segment, as it generates higher relative margins, more consistent recurring revenue, and has a reduced risk profile relative to our Construction operations. At the same time, we are directing our Construction sales staff to focus more selectively on opportunities that leverage Limbach’s core competencies which will deliver higher-margins. This more stringent project selection process will naturally moderate our top line growth in the Construction segment, but with a view towards meaningful improvement in profitability. Coupled with the enhanced sales effort in the Service segment, we expect to see continued progress in driving towards our goal of a 70%/30% split between Construction and Service revenue over the next few years.”

“I am also pleased that Mike McCann is stepping into the role of sole COO. Mike has proven to me and the Board that he drives success. Since joining us in 2010, he has consistently delivered strong results in management roles of increasing responsibility, including in leading the continuing turn-around of the Mid-Atlantic region. We look forward to Mike’s leadership and efforts in driving stronger profitability and greater cash flow across the Limbach organization,” concluded Mr. Bacon.

Third Quarter Summary

Revenue

Q3 2019 revenue of $147.8 million was up 9.4% versus $135.1 million for the prior year quarter. Service segment revenue of $29.7 million was up 15.7% while Construction segment revenue of $118.1 million was up 7.9%. Limbach continues to target a moderate top-line growth rate with an emphasis on securing higher-margin projects. Construction operations accounted for 79.9% of consolidated total revenue with Service operations providing the remaining 20.1%.

Gross Margin

Gross margin for Q3 2019 was 12%, compared with 7.9% in the prior year quarter. Service segment gross margin improved to 24.2%, compared with 22.3% in the prior year quarter, due primarily to positive pricing trends. Construction segment gross margin improved to 9%, inclusive of write-downs totaling $3.7 million, compared to 4.5% for the prior year quarter which included write-downs totaling $9.0 million. Gross profit was $17.8 million, compared with $10.7 million for the prior year quarter.

Selling, General and Administrative (“SG&A”) Expense

Q3 2019 SG&A expense was $16.6 million, compared to $13.3 million in the prior year quarter. The year-over-year increase in SG&A expense was primarily due to incremental payroll expense of $3.2 million associated with the full reversal of the Company’s incentive accrual in the Q3 of 2018 compared to new hires and incentives accrued during the current quarter. As a percentage of consolidated total revenue, SG&A expense accounted for 11.2% of consolidated total revenue as compared with 9.9% in the prior year quarter.

Other (Expense)

During the current quarter, the Company incurred a non-cash goodwill impairment charge of approximately $4.4 million as a result of the valuation effects of management decreasing its forecasted cash flows within the Construction segment. The decreased forecasted cash flows are due to the Company’s continued focus on expanding its Service segment and the planned reduction and elimination of certain large-scale construction projects that typically require a large amount of working capital, as well as an increased risk of claims and low historical margins.

Limbach Holdings, Inc. November 14, 2019	Page 3

Net (Loss)

Net (loss) attributable to Limbach Holdings, Inc. common stockholders was $(3.4) million, compared with a net (loss) attributable to Limbach Holdings, Inc. common stockholders of $(3.5) million in the prior year quarter.

Adjusted EBITDA

Adjusted EBITDA was $3.2 million, compared with $(0.9) million for the prior year quarter. The primary contributor to the improvement in Adjusted EBITDA was the improvement in gross profit year over year, offset by the increase in SG&A expense.

Nine Months YTD Summary

Revenue

Year-to-date 2019 revenue of $414.5 million was up 4.9% versus $395.1 million for the prior year period. Construction segment revenue of $327.7 million was up 2.4% while Service segment revenue of $86.8 million was up 15.4%. Construction segment revenue improved modestly as growth in the majority of the Company’s business units offset the planned reduction in the Mid-Atlantic region’s volume, along with the substantial completion of a sizable project in the Michigan region since the second quarter of 2018. The Construction segment accounted for 79.1% of consolidated total revenue while the Service segment provided the remaining 20.9%.

Gross Margin

Gross margin for the first nine months of 2019 was 13.3%, compared with 10.1% in the prior year period due to the combination of reduced write-downs along with an increased proportion of revenue in the higher-margin Service segment. Service segment gross margin was 24.1%, compared with 21.3% in the prior year period due to improved pricing and volume. Construction segment gross margin was 10.5% for the period compared to 7.4% for the prior year period, with the year over year improvement attributable primarily to the improved profitability in the Mid-Atlantic region, along with strong margins on work in the Florida region. Gross profit for the first nine months of 2019 was $55.2 million, compared with $39.8 million for the prior year period.

Selling, General and Administrative Expense

Year to date 2019 SG&A expense was $49.7 million, compared to $42.7 million in the prior year period. The increase in SG&A expense was due to payroll expense associated with new hires, incentive compensation accruals, and retention bonus payments made during the second quarter of 2019. For the nine months ended September 30, 2019, SG&A expenses included a $3.5 million increase primarily due to the full reversal of the incentives accrual for the nine months ended September 30, 2018. As a percentage of consolidated total revenue, SG&A accounted for 12.0% compared with 10.8% in the prior year period.

Other (Expense)

As noted in the preceding discussion of the third quarter of 2019, the Company recorded a non-cash goodwill impairment charge of approximately $(4.4) million which negatively impacted our results for the first nine months.

Net (Loss)

Net (loss) attributable to Limbach Holdings, Inc. common stockholders for the first nine months of 2019 was $(2.8) million, compared with a net (loss) attributable to Limbach Holdings, Inc. common stockholders of $(7.3) million in the prior year period. The main drivers of the year over year improvement in Net (Loss) were the improvement in gross margins, offset in part by increased SG&A expense, coupled with the absence of expense related to the partial redemption of the Company’s previously-outstanding preferred stock in 2019, which incurred a charge of $2.2 million during the nine months ended September 30, 2018.

Limbach Holdings, Inc. November 14, 2019	Page 4

Adjusted EBITDA

Adjusted EBITDA was $11.0 million for the year to date period, compared with $2.1 million in the prior year period. The year over year increase was due primarily to fewer project write downs in 2019 compared with 2018.

Backlog

Aggregate backlog at September 30, 2019 was $561.6 million, compared with $559.7 million at December 31, 2018 and $487.5 million at September 30, 2018. The Company also reasonably expects awards of $344.6 million of work for the Construction segment that has not yet been recorded as backlog. Within the aggregate backlog figures, backlog for the Construction segment at September 30, 2019 was $516.8 million, versus $435.8 million at September 30, 2018. Backlog for the Service segment was $44.8 million as of September 30, 2019 compared with $51.7 million at September 30, 2018. The Company expects approximately 24.3% of total backlog to be converted to revenue within the current fiscal year.

Balance Sheet

At September 30, 2019, the Company had current assets of $195.2 million and current liabilities of $154.8 million, representing a current ratio of 1.26x. Working capital was $40.3 million at September 30, 2019, an increase of $17.5 million from December 31, 2018. Long-term debt was $39.6 million at September 30, 2019, up from $23.6 million at December 31, 2018. The Company had no borrowings against its $14.0 million credit revolver at September 30, 2019.

2019 Guidance

The Company is revising its previously announced revenue and Adjusted EBITDA guidance for fiscal year 2019, as summarized in the table below.

FY 2019 Estimates
	Current	Previous
Revenue	$550 million - $570 million	$560 million
Adjusted EBITDA	$14 million - $18 million	$22.5 million

With respect to projected fiscal year 2019 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to taxes and other items, which are excluded from Adjusted EBITDA. We expect the variability of this item to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

As of August 31, 2019, the Company was not in compliance with the total leverage ratio covenant under both of the Company’s credit facilities, including the existing term loan facilities with Cortland Capital Market Services LLC, as collateral agent and administrative agent and CB Agent Services LLC, as origination agent (the “2019 Refinancing Agreement”). The lenders have waived the event of default arising from this noncompliance. Additionally, as of November 14, 2019, the Company has entered into an amendment to the 2019 Refinancing Agreement whereby the Company has agreed to pay increased interest rates, to provide the lenders with certain approval rights related to proposed acquisitions, and certain additional financial covenants. The Company also entered into an amendment with Citizens Bank, N.A. related to its revolving credit facility whereby the Company has agreed to certain additional financial covenants. The Company is also required to pay certain fees and expenses related to these amendments.

Limbach Holdings, Inc. November 14, 2019	Page 5

Conference Call Details

Date:	Friday, November 15, 2019
Time:	9 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers:	866-604-1698
International callers:	201-389-0844

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link: https://78449.themediaframe.com/dataconf/productusers/lmb/mediaframe/33265/indexl.html. An audio replay of the call will be archived on the Company’s website for 365 days.

Limbach Holdings, Inc. November 14, 2019	Page 6

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except share and per share data)	2019	2018	2019	2018
Revenue	$147,768	$135,062	$414,472	$395,142
Cost of revenue	129,977	124,372	359,247	355,367
Gross profit	17,791	10,690	55,225	39,775
Operating expenses:
Selling, general and administrative expenses	16,568	13,325	49,691	42,676
Amortization of intangibles	149	304	499	975
Total operating expenses	16,717	13,629	50,190	43,651
Operating income (loss)	1,074	(2,939)	5,035	(3,876)
Other income (expenses):
Interest expense, net	(1,759)	(787)	(4,190)	(2,355)
Gain on disposition of property and equipment	17	36	38	76
Loss on debt extinguishment	-	-	(513)	-
Gain on change in fair value of warrant liability	525	-	422	-
Impairment of goodwill	(4,359)	-	(4,359)	-
Total other expenses	(5,576)	(751)	(8,602)	(2,279)
Loss before income taxes	(4,502)	(3,690)	(3,567)	(6,155)
Income tax benefit	(1,090)	(185)	(797)	(936)
Net loss	(3,412)	(3,505)	(2,770)	(5,219)
Dividends on cumulative redeemable convertible preferred stock	-	-	-	(113)
Premium paid on partial preferred redemption	-	-	-	2,219
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(3,412)	$(3,505)	$(2,770)	$(7,325)
Earnings Per Share (“EPS”)
Basic loss per share for common stock:
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(0.44)	$(0.46)	$(0.36)	$(0.97)
Diluted loss per share for common stock:
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(0.44)	$(0.46)	$(0.36)	$(0.97)
Weighted average number of shares outstanding:
Basic	7,673,517	7,574,545	7,653,372	7,552,945
Diluted	7,673,517	7,574,545	7,653,372	7,552,945

Limbach Holdings, Inc. November 14, 2019	Page 7

LIMBACH HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2019	2018
(in thousands, except share and per share data)
ASSETS
Current assets
Cash and cash equivalents	$760	$1,619
Restricted cash	113	113
Accounts receivable, net	143,279	135,687
Costs and estimated earnings in excess of billings on uncompleted contracts	45,974	32,698
Other current assets	5,040	34,869
Total current assets	195,166	204,986

Property and equipment, net of accumulated depreciation of $15.1 million and $11.8 million at September 30, 2019 and December 31, 2018, respectively	21,560	20,527
Intangible assets, net	12,454	12,953
Goodwill	6,129	10,488
Deferred tax asset	5,315	4,409
Other assets	730	271
Total assets	$241,354	$253,634

LIABILITIES
Current liabilities
Current portion of long-term debt	$3,548	$3,141
Accounts payable, including retainage	72,947	74,353
Billings in excess of costs and estimated earnings on uncompleted contracts	44,751	50,843
Accrued income taxes	66	-
Accrued expenses and other current liabilities	33,530	53,801
Total current liabilities	154,842	182,138
Long-term debt	39,583	23,614
Other long-term liabilities	1,958	1,514
Total liabilities	196,383	207,266
Commitments and contingencies
Redeemable convertible preferred stock, net, par value $0.0001, 1,000,000 shares authorized, no shares issued and outstanding at September 30, 2019 or December 31, 2018	-	-

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, 7,688,958 issued and outstanding at September 30, 2019 and 7,592,911 at December 31, 2018	1	1
Additional paid-in capital	56,164	54,791
Accumulated deficit	(11,194)	(8,424)
Total stockholders’ equity	44,971	46,368
Total liabilities and stockholders’ equity	$241,354	$253,634

Limbach Holdings, Inc. November 14, 2019	Page 8

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended September 30,
(in thousands)	2019	2018
Cash flows from operating activities:
Net loss	$(2,770)	$(5,219)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	4,234	4,216
Impairment of goodwill	4,359	-
Provision for doubtful accounts	104	57
Stock-based compensation expense	1,373	1,663
Amortization of debt discount and issuance costs	901	229
Deferred income tax benefit	(906)	(1,031)
Loss on debt extinguishment	513	-
Change in fair value of warrant liability	(422)	-
Gain on sale of property and equipment	(38)	(76)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(7,696)	(11,043)
(Increase) decrease in costs and estimated earnings in excess of billings on uncompleted contracts	(13,276)	599
(Increase) decrease in other current assets (1)	29,732	(33,365)
(Increase) decrease in other assets	-	430
Increase (decrease) in accounts payable	(1,406)	(7,300)
Increase (decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	(6,092)	23,877
(Increase) decrease in prepaid income taxes (1)	92	(611)
Increase (decrease) in accrued taxes payable	66	(2,220)
Increase (decrease) in accrued expenses and other current liabilities	(26,250)	31,687
Increase (decrease) in other long-term liabilities	(102)	326
Net cash (used in) provided by operating activities	(17,584)	2,219
Cash flows from investing activities:
Proceeds from sale of property and equipment	148	160
Advances to joint ventures	3	1
Purchase of property and equipment	(2,192)	(3,448)
Net cash used in investing activities	(2,041)	(3,287)

Limbach Holdings, Inc. November 14, 2019	Page 9

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows - Continued

(Unaudited)

(in thousands)	Nine months ended September 30,
Cash flows from financing activities:	2019	2018
Increase in bank overdrafts	6,102	757
Payments on Credit Agreement term loan	(14,335)	(2,400)
Proceeds from Credit Agreement revolver	17,500	101,016
Payments on Credit Agreement revolver	(17,500)	(94,698)
Proceeds from 2019 Revolving Credit Facility	19,250	-
Payments on 2019 Revolving Credit Facility	(19,250)	-
Proceeds from 2019 Refinancing Term Loan, net of debt discount	38,643	-
Warrants issued in conjunction with the 2019 Refinancing Term Loan	969	-
Embedded derivative associated with the 2019 Refinancing Term Loan	388	-
Proceeds from Bridge Term Loan	-	10,000
Payments on Bridge Term Loan	(7,736)	(2,014)
Payments on capital leases	(1,803)	(1,417)
Convertible preferred stock redeemed	-	(9,191)
Convertible preferred stock dividends paid	-	(875)
Payments of debt issue costs	(3,339)	-
Taxes paid related to net-share settlement of equity awards	(123)	(210)
Net cash provided by financing activities	18,766	968
Decrease in cash, cash equivalents and restricted cash	(859)	(100)
Cash, cash equivalents and restricted cash, beginning of period	1,732	739
Cash, cash equivalents and restricted cash, end of period	$873	$639
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Property and equipment acquired financed with capital leases	$2,685	$1,989
Interest paid	$3,091	$2,125

(1)  The prior period has been reclassified to conform to the current period presentation.

Limbach Holdings, Inc. November 14, 2019	Page 10

LIMBACH HOLDINGS, INC

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Increase/ (Decrease)
(in thousands, except for percentages)	2019	2018	$	%
Revenue:
Construction	$118,076	$109,389	8,687	7.9%
Service	29,692	25,673	4,019	15.7%
Total revenue	147,768	135,062	12,706	9.4%

Gross profit:
Construction	10,602	4,967	5,635	113.4%
Service	7,189	5,723	1,466	25.6%
Total gross profit	17,791	10,690	7,101	66.4%

Selling, general and administrative expenses:
Construction	8,439	7,770	669	8.6%
Service	4,622	3,680	942	25.6%
Corporate	3,507	1,875	1,632	87.0%
Total selling, general and administrative expenses	16,568	13,325	3,243	24.3%

Amortization of intangibles (Corporate)	149	304	(155)	(51.0)%

Operating income (loss):
Construction	2,163	(2,803)	4,966	177.2%
Service	2,567	2,043	524	25.7%
Corporate	(3,656)	(2,179)	(1,477)	(67.8)%
Total operating income (loss)	$1,074	$(2,939)	4,013	136.5%

Limbach Holdings, Inc. November 14, 2019	Page 11

LIMBACH HOLDINGS, INC

Condensed Consolidated Statements of Operations

(Unaudited)

	Nine months ended September 30,		Increase/ (Decrease)
(in thousands, except for percentages)	2019	2018	$	%
Revenue
Construction	$327,675	$319,934	7,741	2.4%
Service	86,797	75,208	11,589	15.4%
Total revenue	414,472	395,142	19,330	4.9%

Gross profit:
Construction	34,337	23,738	10,599	44.7%
Service	20,888	16,037	4,851	30.2%
Total gross profit	55,225	39,775	15,450	38.8%

Selling, general and administrative expenses:
Construction	24,280	22,780	1,500	6.6%
Service	13,393	11,516	1,877	16.3%
Corporate	12,018	8,380	3,638	43.4%
Total selling, general and administrative expenses	49,691	42,676	7,015	16.4%

Amortization of intangibles (Corporate)	499	975	(476)	(48.8)%

Operating income (loss):
Construction	10,057	958	9,099	949.8%
Service	7,495	4,521	2,974	65.8%
Corporate	(12,517)	(9,355)	(3,162)	(33.8)%
Operating income (loss)	$5,035	$(3,876)	8,911	229.9%

Limbach Holdings, Inc. November 14, 2019	Page 12

* Use of Non-GAAP Financial Measures

Adjusted EBITDA

In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is provided below.

Reconciliation of Adjusted EBITDA to Net Loss

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2019	2018	2019	2018
Net income (loss)	$(3,412)	$(3,505)	$(2,770)	$(5,219)

Adjustments:
Depreciation and amortization	1,361	1,418	4,234	4,216
Impairment of goodwill	4,359	-	4,359	-
Change in fair value of warrants	(525)	-	(422)	-
CFO transition costs	301	-	301	-
Interest expense	1,760	787	4,190	2,355
Non-cash Stock-based compensation expense	491	542	1,373	1,663
Loss on debt extinguishment	-	-	513	-
Income tax benefit	(1,090)	(185)	(797)	(936)
Adjusted EBITDA	$3,245	$(943)	$10,981	$2,079

Limbach Holdings, Inc. November 14, 2019	Page 13

About Limbach

Founded in 1901, Limbach is the 7th largest mechanical systems solutions firm in the United States, providing building infrastructure services, with an expertise in the design, installation and maintenance of HVAC and mechanical, electrical, and plumbing systems for a diversified group of commercial and institutional building owners. Limbach employs more than 1,700 employees in 14 offices throughout the United States. The Company’s full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, position Limbach as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, (including forecasts expressed under the heading “2019 Guidance”), relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our Form 10-K filed on April 15, 2019, which is available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this presentation.

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Vice President

(212) 836-9626 / jhellman@equityny.com

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